Exhibit 1


                            STOCK PURCHASE AGREEMENT


                                      AMONG


                                  BYSYNERGY LLC


                               PARTNERAXIS, INC.,


                                       AND


                             EBIZ ENTERPRISES, INC.





                                 APRIL 13, 2001

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

ARTICLE 1    SALE AND PURCHASE OF SHARES...................................    1

    1.1    Sale and Purchase of Shares.....................................    1

    1.2    Payment for Shares..............................................    2

ARTICLE 2    CLOSING.......................................................    2

    2.1    Closing.........................................................    2

    2.2    Deliveries by Seller and the Company............................    2

    2.3    Deliveries by Buyer.............................................    3

    2.5    Termination in Absence of Closing...............................    3

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY......    4

    3.1    Corporate Existence and Qualification...........................    4

    3.2    Authority, Approval and Enforceability..........................    5

    3.3    Capitalization and Corporate Records............................    5

    3.4    No Seller Defaults or Consents..................................    6

    3.5    No Company Defaults or Consents.................................    6

    3.6    No Proceedings..................................................    6

    3.7    Employees.......................................................    6

    3.8    Financial Statements; Liabilities; and Liens....................    7

    3.9    Absence of Certain Changes......................................    7

    3.10   Compliance with Laws............................................    7

    3.11   Litigation......................................................    8

    3.12   Real Property...................................................    8

    3.13   Commitments.....................................................    9

    3.14   Insurance.......................................................   10

    3.15   Intangible Rights...............................................   10

    3.16   Permits.........................................................   11

    3.17   Banks...........................................................   12

    3.18   Transactions With Affiliates....................................   12

    3.19   Other Information...............................................   12

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ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF BUYER.......................   12

    4.1    Corporate Existence and Qualification...........................   12

    4.2    Authority, Approval and Enforceability..........................   13

    4.3    No Default or Consents..........................................   13

    4.4    No Proceedings..................................................   13

    4.5    Investment......................................................   13

ARTICLE 5    OBLIGATIONS PRIOR TO CLOSING..................................   14

    5.1    Buyer's Access to Information and Properties....................   14

    5.2    Company's Conduct of Business and Operations....................   14

    5.3    General Restrictions............................................   15

    5.4    Notice Regarding Changes........................................   15

    5.5    Preferential Purchase Rights....................................   16

    5.6    Ensure Conditions Met...........................................   16

    5.7    No Shop.........................................................   16

ARTICLE 6    CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS................   16

    6.1    Conditions to Obligations of Seller.............................   16

    6.2    Conditions to Obligations of Buyer..............................   17

ARTICLE 7    POST-CLOSING OBLIGATIONS......................................   18

    7.1    Further Assurances..............................................   18

    7.2    Publicity.......................................................   18

    7.3    Post-Closing Indemnification....................................   18

    7.4    Non-Competition, Non-Solicitation and Non-Disclosure............   19

ARTICLE 8    MISCELLANEOUS.................................................   20

    8.1    Limitation on Liability.........................................   20

    8.2    Confidentiality.................................................   21

    8.3    Brokers.........................................................   22

    8.4    Costs and Expenses..............................................   22

    8.5    Notices.........................................................   22

    8.6    Governing Law...................................................   23

    8.7    Representations and Warranties..................................   24

    8.8    Entire Agreement; Amendments and Waivers........................   24

    8.9    Binding Effect and Assignment...................................   24

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    8.10   Remedies........................................................   24

    8.11   Exhibits and Schedules..........................................   24

    8.12   Multiple Counterparts...........................................   24

    8.13   References and Construction.....................................   25

    8.14   Survival........................................................   25

    8.15   Attorneys' Fees.................................................   25

    8.16   Risk of Loss....................................................   25

ARTICLE 9    DEFINITIONS...................................................   25

    9.1    Affiliate.......................................................   25

    9.2    Collateral Agreements...........................................   26

    9.3    Confidential Information........................................   26

    9.4    Contracts.......................................................   26

    9.5    Damages.........................................................   26

    9.6    Financial Statements............................................   26

    9.7    Governmental Authorities........................................   26

    9.8    Knowledge of the Company........................................   26

    9.9    Legal Requirements..............................................   27

    9.10   Permits.........................................................   27

    9.11   Person..........................................................   27

    9.12   Properties......................................................   27

    9.13   Real Property...................................................   27

    9.14   Regulations.....................................................   27

    9.15   Subsidiary......................................................   27

    9.16   Trade Secrets...................................................   27

    9.17   Used............................................................   27

                                     -iii-
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                               LIST OF SCHEDULES


Schedule 3.7........................................Employee Arrangements

Schedule 3.8(a).....................................Financial Statements

Schedule 3.8(b).....................................Liabilities

Schedule 3.8(c).....................................Liens

Schedule 3.9........................................Absence of Certain Changes

Schedule 3.12(a)....................................Real Property

Schedule 3.12(b)....................................Leases

Schedule 3.13.......................................Contracts

Schedule 3.14.......................................Insurance

Schedule 3.15.......................................Intangible Rights

Schedule 3.16.......................................Permits

Schedule 3.18.......................................Transactions with Affiliates

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 13th day of April, 2001, by and among BYSYNERGY LLC, a Delaware limited liability company ("Buyer"), PARTNERAXIS, INC., a Nevada corporation ("Company"), and EBIZ ENTERPRISES, INC., a Nevada corporation ("Seller").

                                    RECITALS

     A. Seller owns of record and beneficially all of the outstanding capital stock of the Company (the "Shares").

     B. Buyer desires to purchase the Shares, and Seller desires to sell such Shares, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                                   ARTICLE 1

                           SALE AND PURCHASE OF SHARES

          1.1  SALE AND PURCHASE OF SHARES.

               (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.1 hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever. In addition, Seller and the Company hereby delegate to Buyer only the following duties and obligations of Seller set forth in the Use Restriction Agreement, dated September 15, 2000, by and between Seller and Caldera Systems, Inc. ("Caldera") as modified by that Term Sheet dated January 2, 2001, between Seller and Caldera and the formal contract documents contemplated therein, including the Modification Agreement and the Technology License Agreement (the "Caldera Documents"), (i) providing a minimum of $1.1 million in financing for the Company no later than June 30, 2001 and continuing to develop, fund and operate the Company until December 31, 2001, as set forth in Section 3 of the Term Sheet; (ii) paying to Caldera a 5% royalty on the total gross revenue earned by Seller, the Company, their successors and assigns with respect to the Business (as defined in Section 7.4), as set forth in Section 5 of the Term Sheet, and (iii) granting to Caldera, for its internal business purposes only, a perpetual fully paid up, royalty-free license to use all of the intellectual property, technology, software, the computer programs, Trade Secrets, data, designs, proprietary works, and processes now-existing or as it may be developed in the future that is used in, related to, or as it may be developed in the future that is used in or related to or associated with the Business, as set forth in Section 6 of the Term Sheet (the "Obligations"). Notwithstanding the foregoing, if the terms of the final executed versions of the Caldera Documents differ from those in the Term Sheet or the current drafts of the Caldera Documents, the Obligations shall be modified to reflect the terms and conditions of the final, executed Caldera Documents.

               (b) To effect the transfer contemplated by Section 1.1(a), at the Closing, Seller shall deliver or cause to be delivered to Buyer, against payment therefore in accordance with Section 1.2 hereof, stock certificates representing the Shares, accompanied by stock powers duly executed in form acceptable to Buyer for transfer on the books of the Company.

          1.2 PAYMENT FOR SHARES. As payment in full for the Shares being acquired by Buyer hereunder, Buyer shall pay the sum of Ten Dollars ($10.00) (the "Purchase Price"), payable by certified check or wire transfer to an account specified by Seller in writing. In addition, Buyer expressly assumes the Obligations and agrees to fully perform all of the Obligations as contemplated in the agreements setting forth the Obligations.

                                   ARTICLE 2

                                     CLOSING

          2.1 CLOSING. Subject to the conditions stated in Article VI of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at 9:00 a.m., Phoenix local time, on April 13, 2001, or, if the conditions set forth in Section 6.2 have not been satisfied or waived on such date, on the fifth (5th) business day after all such conditions shall have been satisfied or waived, at the offices of Seller located at 15695 N. 83rd Way, Scottsdale, Arizona 85260. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing shall be deemed completed as of 12:01 a.m. Phoenix local time on the morning of the Closing Date.

          2.2 DELIVERIES BY SELLER AND THE COMPANY. At or prior to the Closing, Seller shall deliver to Buyer:

               (a) certificates representing the Shares, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

               (b) the Schedules referenced in this Agreement;

               (c) the resignations of all the officers and directors of the Company;

               (d) the stock book, stock ledger, minute books and corporate seal of the Company;

               (e) a certificate executed by Seller to the effect that the conditions set forth in Section 6.2 have been satisfied;

               (f) possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of Seller or any Affiliate of Seller pertaining to the Company (collectively, the "Records"); provided, however, that

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Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of Seller will be required in connection with the performance of its obligations under Article VIII hereof; and

               (g) evidence satisfactory to Buyer that Buyer's designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.17.

               (h) evidence satisfactory to Buyer that Seller has (i) validly transferred to the Company all assets relating to the Business and (ii) released all Liens (as defined in Section 3.8(c)).

          2.3 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to Seller:

               (a) the amount and form of Purchase Price required to be paid at Closing pursuant to Section 1.2 hereof;

               (b) a certificate executed by an authorized officer of Buyer, on behalf of Buyer, to the effect that the conditions set forth in Section 6.1 have been satisfied; and

               (c) evidence satisfactory to Seller that Buyer's manager and members have taken all necessary actions to approve the transactions contemplated by this Agreement.

               (d) evidence, in a form mutually agreed upon by Buyer and Seller prior to the execution of this Agreement and reasonably satisfactory to Dean Taylor, Executive Vice-President of the Company, as the authorized representative of the Company, that Buyer has the financial resources to assume and perform the Obligations.

          2.4 DELIVERY BY THE COMPANY. At or prior to Closing, the Company shall deliver to Seller a certification from Taylor on behalf of the Company that the Company has received such evidence from Buyer as described in Section 2.3(d).

          2.5 TERMINATION IN ABSENCE OF CLOSING.

               (a) Subject to the provisions of Section 2.5(b), if by the close of business on April 20, 2001, the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
Section 2.1, the failure of such party to perform its obligations under this
Article II on such date; provided, however, that the provisions of Sections 8.2 through 8.6 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.5 shall not relieve any party

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hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date.

               (b) Notwithstanding the approval of the Board of Directors of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Buyer if:

                    (i) any representation or warranty made herein for the benefit of Buyer, or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue in any material respect; or

                    (ii) The Company or Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

               (c) Notwithstanding the approval of the Board of Directors of Seller and the Company, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Seller or the Company if:

                    (i) any representation or warranty made herein for the benefit of Seller or the Company, or any certificate, schedule or document furnished to Seller or the Company pursuant to this Agreement is untrue in any material respect; or

                    (ii) Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                                 AND THE COMPANY

         Each of Seller and the Company hereby jointly and severally represents and warrants to Buyer that:

          3.1 CORPORATE EXISTENCE AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; the Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its Properties or the nature of its business requires it to be so qualified.

          3.2 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and Seller, and each of Seller and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform their respective obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which Seller and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

          3.3 CAPITALIZATION AND CORPORATE RECORDS.

               (a) The Company's authorized capital stock consists solely of 70 million shares of common stock, par value $.001 per share and 5 million shares of preferred stock, par value $.001 per share, of which only 100 shares of common stock are issued and outstanding. All issued and outstanding shares of the Company's capital stock are owned beneficially and of record by Seller, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever, and no shares of capital stock are held in the Company's treasury. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company. Upon delivery to Buyer at the Closing of certificates representing the Shares, accompanied by stock powers duly endorsed, good and valid title to the Shares will pass to Buyer, free and clear of all Liens of any kind, other than those arising from acts of Buyer.

               (b) The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's stock and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all stockholder and corporate actions of the stockholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

               (c) The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity.

          3.4 NO SELLER DEFAULTS OR CONSENTS. The execution and delivery of this Agreement and the Collateral Agreements by Seller and the performance by Seller of its obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which Seller is a party, or by which the properties or assets of Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

          3.5 NO COMPANY DEFAULTS OR CONSENTS. Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

               (a) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company;

               (b) violate any Legal Requirements applicable to the Company;

               (c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

               (d) result in the creation of any lien, charge or other encumbrance on any Properties of the Company; or

               (e) require either of Seller or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

          3.6 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Company and Seller, threatened before any Governmental Authority seeking to restrain the Company or Seller or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

          3.7 EMPLOYEES.

               (a) Schedule 3.7 sets forth the name, employment classification, gross salary (including bonuses) of each employee employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company. Except as set forth on Schedule 3.7, the Company has no obligation to provide health, vacation or other benefits to such employees.

               (b) Neither Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

          3.8 FINANCIAL STATEMENTS; LIABILITIES; AND LIENS.

               (a) The Company has delivered to Buyer true and complete copies of financial statements with respect to the Company and its business as of and for the periods indicated on such financial statements (the "Financial Statements"), and such Financial Statements are attached hereto as Schedule 3.8(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon.

               (b) Except as set forth on the Financial Statements and as set forth on Schedule 3.8(b), as of April 13, 2001 (the "Balance Sheet Date"), the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), and such liabilities in the aggregate do not exceed $200,000.

               (c) Except as provided under the provisions of the agreements described in Schedule 3.8(c), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever ("Liens").

          3.9 ABSENCE OF CERTAIN CHANGES. Except as otherwise set forth in
Schedule 3.9 attached hereto, since the Balance Sheet Date, there has not been:

               (a) the incurrence of any liabilities other than those set forth on Schedule 3.8(b).

               (b) any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

               (c) any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

               (d) any material adverse change in the Company's sales patterns, pricing policies, accounts receivable or accounts payable; or

               (e) any event or action taken outside the ordinary course of the Company's business.

          3.10 COMPLIANCE WITH LAWS. The Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company. The Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company.

          3.11 LITIGATION. There are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Seller or the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding.

          3.12 REAL PROPERTY.

               (a) Schedule 3.12(a) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the "Owned Premises").

               (b) Schedule 3.12(b) sets forth a list of all leases, subleases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the "Leased Premises"). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

               (c) With respect to each Owned Premises and Leased Premises, as applicable: (i) the Company has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Company's use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company or Seller, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

          3.13 COMMITMENTS.

               (a) Except as otherwise set forth in Schedule 3.13, the Company is not a party to or bound by any of the following, whether written or oral:

                    (i) any Contract that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                    (ii) Contract or commitment for capital expenditures by the Company in excess of $5,000 per calendar quarter in the aggregate;

                    (iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

                    (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

                    (v) partnership agreement;

                    (vi) Contract with any Affiliate of the Company (including Seller) relating to the provision of goods or services by or to the Company;

                    (vii) agreement for the sale of any assets that in the aggregate have a net book value on the Company's books of greater than $5,000;

                    (viii) agreement that purports to limit the Company's freedom to compete freely in any line of business or in any geographic area;

                    (ix) preferential purchase right, right of first refusal, or similar agreement; or

                    (x) other Contract that is material to the business of the Company.

               (b) All of the Contracts listed or required to be listed in
Schedule 3.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither the Company nor, to the Knowledge of the Company or Seller, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13. Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 3.13.

               (c) Except as otherwise set forth in Schedule 3.13, the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

          3.14 INSURANCE. Schedule 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers' compensation premiums), or that any insurance required to be listed on Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company or Seller, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Company or Seller to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

          3.15 INTANGIBLE RIGHTS. Set forth on Schedule 3.15 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, software, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties ("Intangible Rights") including, but not limited to, Intangible Rights listed on Schedule 3.15 with respect to the Business. Except as set forth on Schedule 3.15, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company or Seller, no grounds for any such claims exist; (v) each of the Company and Seller has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.15 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company or Seller, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; (xi) all of the Company's current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

          Schedule 3.15 also sets forth the names of all employees, contractors, and consultants who have participated in any way in the development of any material portion of the Intangible Rights and/or Properties. Except as set forth on Schedule 3.15, each of such parties has executed a confidentiality, non-disclosure and invention assignment agreement or similar agreement in favor of the Company. The Company has taken all reasonable and customary steps in the industry to protect and preserve the confidential and proprietary nature of all of the Company's Properties and Intangible Rights.

          3.16 PERMITS. The Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. All such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company or Seller, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company or Seller, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.16, (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

          3.17 BANKS. Schedule 3.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.17, no such proxies, powers of attorney or other like instruments are irrevocable.

          3.18 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule
3.18 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.18, neither Seller nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

          3.19 OTHER INFORMATION. The information furnished by Seller and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by Seller and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and to Company that:

          4.1 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Arizona; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign entity in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

          4.2 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, to assume and perform the Obligations, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby will be duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

          4.3 NO DEFAULT OR CONSENTS. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

               (a) violate or conflict with any of the terms, conditions or provisions of Buyer's organizational documents;

               (b) violate any Legal Requirements applicable to Buyer;

               (c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

               (d) result in the creation of any lien, charge or other encumbrance on any property of Buyer; or

               (e) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

          4.4 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

          4.5 INVESTMENT. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the purchase of the Shares pursuant to this Agreement and of protecting Buyer's interests in connection therewith. Buyer is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws, in reliance upon certain exemptions from registration. Buyer understands and agrees that the Shares, or any interest therein, will not be resold or otherwise disposed of by Buyer unless the Shares are subsequently registered under the Act and under appropriate state securities laws or unless an appropriate exemption from registration is available. Without limiting the effect of any representation or warranty made by Seller and/or the Company, Buyer and/or its agents have met with representatives of Seller and thereby have had the opportunity to ask questions of, and receive answers satisfactory to Buyer concerning Seller, the Shares and the terms and conditions of this transaction, as well as to obtain any information requested by Buyer, and Buyer further confirms that all documents requested by it have been and remain available for inspection or copying and that Buyer has been supplied with all of the additional information concerning this investment that has been requested.

                                   ARTICLE 5

                          OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

          5.1 BUYER'S ACCESS TO INFORMATION AND PROPERTIES. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Properties. Seller and the Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or Seller, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, Seller and the Company shall allow Buyer access to, and the right to inspect, the Properties.

          5.2 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Company and Seller shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with persons and entities having significant business relations therewith.

          5.3 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer:

               (a) engage in any one or more activities or transactions outside the ordinary course of business;

               (b) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

               (c) make a declaration setting aside or payment of dividends or any other distribution with respect to the capital stock of the Company.

               (d) make any capital expenditures in excess of Five Thousand Dollars ($5,000.00);

               (e) allow the Company to incur indebtedness;

               (f) engage in any activity which results in destruction of, damage to, or loss of, any of the Properties (whether or not covered by insurance);

               (g) increase the compensation paid to any employee, consultant, contractor, or subcontractor;

               (h) sell, lease, transfer or otherwise dispose of any of the Properties, except in the ordinary course of business;

               (i) amend or terminate any contract, agreement or license to which the Company is a party;

               (j) make any loan to any person or entity;

               (k) mortgage, pledge or otherwise encumber any of the Properties;

               (l) waive or release any right or claim of the Company; and

               (m) commit to do any of the foregoing.

          5.4 NOTICE REGARDING CHANGES. The Company and Seller shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or Seller inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. Buyer shall promptly inform Seller in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

          5.5 PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Company and Seller shall promptly use their best efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

          5.6 ENSURE CONDITIONS MET. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

          5.7 NO SHOP. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, each of Seller and the Company shall not, and the Company shall cause the Company's shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. Each of Seller and the Company shall immediately advise Buyer of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

                                   ARTICLE 6

                 CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS

          6.1 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to sell the Shares are subject, at the option of Seller, to the satisfaction or waiver of the following conditions:

               (a) Buyer shall have furnished Seller with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

               (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

               (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

          6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to purchase the Shares are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

               (a) All representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

               (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

               (c) Except for matters disclosed in Schedule 3.8(a) or 3.8(b) attached hereto, since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, prospects, Properties or financial condition.

               (d) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

               (e) All agreements, commitments and understandings between the Company and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

               (f) Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company or Seller set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Buyer.

               (g) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

               (h) Buyer shall have received written evidence, in form and substance satisfactory to Buyer the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

               (i) No proceeding in which Seller or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                                   ARTICLE 7

                            POST-CLOSING OBLIGATIONS

          7.1 FURTHER ASSURANCES. Following the Closing, the Company, Seller and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

          7.2 PUBLICITY. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

          7.3 POST-CLOSING INDEMNIFICATION.

               (a) Subject to the provisions of Section 8.1, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers and employees for, from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by Seller and/or the Company in this Agreement or in any document or certificate delivered by Seller and/or the Company at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, and/or (iii) the existence of any liabilities or obligations of the Company (whether accrued, absolute, contingent, known or unknown, or otherwise) arising prior to the Closing Date other than those contemplated by Section 3.8(b) hereof or listed on Schedule 3.8(b).

               (b) Subject to the provisions of Section 8.1, from and after the Closing, Buyer shall indemnify and hold harmless Seller, the Company and their respective Affiliates, directors, officers and employees for, from and against any and all Damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements and the Obligations made by Buyer in this Agreement or in any document or certificate delivered by Buyer at the Closing pursuant thereto.

          7.4 NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE.

               (a) General. In consideration of the payment of the Purchase Price, and in order to induce Buyer to enter into this Agreement, to assume and perform the Obligations, and to consummate the transactions contemplated hereby, Seller hereby covenants and agrees as follows:

                    (i) Without the prior written consent of Buyer, Seller shall not for a period of three (3) years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the Business (as hereinafter defined), anywhere in the world (the "Territory"), (B) serve as an agent or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the Business within the Territory, or (C) utilize its special knowledge of the Business and its relationships with customers, suppliers and others to compete with the Company and/or any of its Affiliates; provided, however, that nothing herein shall be deemed to prevent Seller from acquiring through market purchases and owning, solely as an investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under ss.12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use. For purposes of this Article 7, the term "Business" shall mean channel consulting, development, marketing and managed business services to help persons and businesses distribute their Linux solutions through channel parties. Seller acknowledges and agrees that the covenants provided for in this Section 7.4(a) are reasonable and necessary in terms of time, area and line of business to protect the Company's Trade Secrets. Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company's legitimate business interests, which include its interests in protecting the Company's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of the Company. Seller expressly authorizes the enforcement of the covenants provided for in this Section 7.4(a) by (A) the Buyer, the Company and their respective subsidiaries, (B) the Company's permitted assigns, and (C) any successors to the Company's business. To the extent that the covenants provided for in this
Section 7.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                    (ii) Without the prior consent of Buyer, Seller shall not for a period of three (3) years from the Closing Date, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company or Buyer with respect to the provision of services or products relating to the Business, nor shall Seller make known the names and addresses of such customers or any information relating in any manner to the Company's or Buyer's trade or business relationships with such customers.

                    (iii) Seller shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the Company. Any confidential information or data now known or hereafter acquired by Seller with respect to the Company shall be deemed a valuable, special and unique asset of the Company that is received by Seller in confidence and as a fiduciary, and Seller shall remain a fiduciary to the Company with respect to all of such information.

               (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Seller of any or all of the covenants and agreements contained in this Section 7.4 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, Seller recognizes and hereby acknowledges that Buyer or the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.4 by Seller and/or its associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 7.4 shall be construed to prevent Buyer from seeking and recovering from Seller damages sustained by it as a result of any breach or violation by Seller of any of the covenants or agreements contained herein.

                                    ARTICLE 8

                                  MISCELLANEOUS

          8.1 LIMITATION ON LIABILITY.

               (a) The representations, warranties, agreements, and indemnities of Buyer, the Company and Seller set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 8.1(b).

               (b) No party shall have any liability under this Agreement to indemnify (collectively the "Business Indemnities"), in each case unless the indemnifying party receives notice in writing from the other of such claim under said indemnity on or before the second-year anniversary of the Closing Date. The foregoing limitations shall not apply to claims brought or arising under Sections 3.3, 3.8 or 3.15 and such representations, warranties and indemnification claims shall survive the Closing and shall expire upon the date of the expiration of the applicable statute of limitations. The foregoing limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 8.1(b).

               (c) For purposes of this Section 8.1(c), a party making a claim for indemnity under Section 7.3 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under
Section 7.3 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.1(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                    (i) take such action as the Indemnifying Party may reasonably request in connection with such action,

                    (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                    (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

          8.2 CONFIDENTIALITY.

               (a) Prior to the Closing, Buyer shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Buyer or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Buyer or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 8.2(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders.

               (b) The Company and Seller shall, and shall cause their respective Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, Seller or their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, Seller or their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, Seller or their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, Seller or their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly notify Buyer of any disclosure pursuant to clause (iii) of this
Section 8.2(b).

          8.3 BROKERS. Regardless of whether the Closing shall occur, (i) Seller shall indemnify and hold harmless Buyer for, from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless Seller for, from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

          8.4 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the "Transaction Expenses"); provided, however, that Seller shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of Seller and/or the Company (it being the parties' agreement that the Company shall not bear or otherwise be liable for any such expenses).

          8.5 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

IF TO BUYER:                    BySynergy LLC
                                2155 Shelby Drive, Suite A
                                Sedona, Arizona 86336
                                Attn:  Michael Zito
                                Facsimile No. (520) 204-9425

                                With a copy to:

                                Squire, Sanders & Dempsey L.L.P.,
                                40 North Central Avenue, Suite 2700
                                Phoenix, Arizona 85004
                                Attention:  Norman C. Storey
                                Facsimile No. (602) 253-8129

IF TO SELLER:                   Ebiz Enterprises, Inc.
                                15695 N. 83rd Way
                                Scottsdale, Arizona 85260
                                Attention: CEO and General Counsel
                                Facsimile No. (480) 778-1001

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

          8.6 GOVERNING LAW. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Arizona (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Courts of the State of Arizona, Maricopa County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the District of Arizona. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

          8.7 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (e) of Section 2.2 and clause (b) of Section 2.3 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

          8.8 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

          8.9 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

          8.10 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

          8.11 EXHIBITS AND SCHEDULES. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where there is an explicit cross-reference to another Schedule.

          8.12 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.13 REFERENCES AND CONSTRUCTION.

               (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

               (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

          8.14 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

          8.15 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

          8.16 RISK OF LOSS. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's assets, including without limitation the Properties, shall remain with Seller and the Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

                                    ARTICLE 9

                                   DEFINITIONS

         Capitalized  terms used in this  Agreement  are used as defined in this
Article IX or elsewhere in this Agreement.

          9.1 AFFILIATE. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

          9.2 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

          9.3 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Seller or of which Seller became aware as a consequence of or through its relationship with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

          9.4 CONTRACTS. The term "Contracts," when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

          9.5 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

          9.6 FINANCIAL STATEMENTS. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company's business.

          9.7 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

          9.8 KNOWLEDGE OF THE COMPANY. The term "Knowledge of the Company" shall mean the actual knowledge of any of the directors, officers or managerial personnel of the Company with respect to the matter in question, and such knowledge as any of the directors, officers or managerial personnel of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

          9.9 LEGAL REQUIREMENTS. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any

Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

          9.10 PERMITS. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

          9.11 PERSON. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

          9.12 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.

          9.13 REAL PROPERTY. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

          9.14 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

          9.15 SUBSIDIARY. The term "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

          9.16 TRADE SECRETS. The term "Trade Secrets" shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          9.17 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

          EXECUTED as of the date first written above.

                                  BUYER:

                                  BYSYNERGY LLC

                                    By:  M.A. Zito & Company, L.L.C.
                                    Its: Manager

                                         M.A. ZITO & COMPANY, L.L.C.

                                         By: /s/ Michael A. Zito
                                             -----------------------------
                                             Name:  Michael A. Zito
                                             Title: Manager


                                  COMPANY:

                                  PARTNERAXIS, INC.

                                  By:
                                        -----------------------------
                                  Name:
                                        -----------------------------
                                  Title:
                                        -----------------------------


                                  SELLER:

                                  EBIZ ENTERPRISES, INC.

                                  By:
                                        -----------------------------
                                  Name:
                                        -----------------------------
                                  Title:
                                        -----------------------------